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                                                                  Exhibit 23(b)



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 5, 1998, with respect to the consolidated financial statements of McDonald & Company Investments, Inc. incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended March 27, 1998, filed with the Securities and Exchange Commission and incorporated by reference in the Proxy Statement of McDonald & Company Investments, Inc. which is made a part of the Registration Statement (Form S-4) and Prospectus of KeyCorp for the registration of shares of KeyCorp common stock pertaining to the merger of McDonald & Company Investments, Inc. with and into KeyCorp.



                                                      /s/ Ernst & Young LLP



Cleveland, Ohio
August 6, 1998